Exhibit 10.8.2
Amendment #2 to Systems Application License Agreement

This Amendment #2, dated October 18, 2010 (the “Amendment”), to the Systems Application License Agreement (“Agreement”) entered into as of July 30, 2009 by and between Cyclone Power Technologies, Inc. (“Cyclone” or “Licensor”) and Phoenix Power Group LLC (“Phoenix” or the “Licensee”), and amended for the first time on March 20, 2010, states as follows:

For good and valuable consideration paid by both parties hereto, the parties agree that this Amendment shall modify the specific terms and provisions set forth in the Agreement, and all other terms, conditions, representations and warranties contained in the Agreement or the first amendment thereto shall remain unchanged and unaffected:

Territory:
The Territorial rights under the Agreement shall be extended from North America and Australia to Worldwide for waste oil power generators (as specifically described in the Agreement under the definition of “Application”).

Contractor
Approval:
Per the current Agreement, Cyclone maintains the following rights over Phoenix’s sub-licensees, manufacturers and vendors:

“Licensee may not commence sales in [a country outside of North America] until it has provided Cyclone with reasonable assurances that it can protect and defend Cyclone’s IP and has established an adequate sales and service infrastructure in that country.”

“Licensee shall select vendors to manufacture the [Cyclone Engines] with approval from Cyclone. Such approval shall not be unreasonably withheld.”

In addition to these requirements, Phoenix may not provide any manufacturing rights to any entity that manufactures or has plans to manufacture Cyclone Engines in a country where Cyclone does not have issued and valid patent protection for its Technology.

Additional
Development
Fees:
With respect to any sub-licensees, manufacturers, distributors or other vendors in any other country outside of the U.S., unless otherwise agreed by Cyclone, Phoenix shall endeavor to receive up-front fees from such third parties for the granting of any sub-rights under the Cyclone License Agreement (the “Sub-Fees”). The amount and timing of such Sub-Fees shall be reasonably approved by Cyclone, and Cyclone shall receive 35% of such Sub-Fees, which shall be payable to Cyclone as received by Phoenix in the form of additional Development Fees under the License Agreement.

Phoenix understands and agrees that these Additional Development Fees are integral to Cyclone’s agreement to extend on a worldwide basis Phoenix’s territorial rights.

Quotas:
Prior to commencing sales in any continent or country outside of North America, Phoenix and Cyclone will establish reasonable annual sales quotas for each specific continent and for specific countries in which Cyclone holds a patent for their Technology which are (as of the date of this Amendment): China, Mexico, Japan, Korea, Russia, Brazil, Indonesia, South Africa, Australia (per the original License) and the European Union. Phoenix must meet these quotas in order to maintain exclusivity in that continent or specific patented country, as the case may be.

If Phoenix does not establish reasonable, on-going sales in a particular continent or patented country within four (4) years of commencing sales in the U.S., Phoenix shall lose its exclusive rights to that continent/patented country, but may still sell products in that continent/patented country on a non-exclusive basis, subject to the other terms and conditions herein. Cyclone shall not license or sell its technology in violation of patents held or licensed to Phoenix.

Prototypes:
The License Agreement shall be amended as to the initial two “working prototype engines”, as defined in the Specific License Terms, which shall now be based on the WHE-25 design. The Mark V prototype engines shall still be due per the original agreement and as modified in this Amendment. The definition of “working prototype engines” with respect to the WHE-25 engines shall mean:

“A complete working WHE-25 engine in a final pre-production configuration: The final working prototype engines will be replicated from a test engine that shall have been thoroughly tested, as determined by Cyclone. The working prototypes engines shall then be tested for such number of hours to reasonably assure that they meet the same operating and durability standards as the test engine and provided for in this Agreement. The working prototype WHE-25 engines will be ready for delivery to a manufacturer for small-scale production. The parties understand that the working prototype engines that Cyclone delivers will be “pre-production”. They will be usable for beta installations, small-scale production and replication, and will be designed with theoretical but untested engineering parameters to ultimately run in the production phase for 5,000 hours; however, Licensee understands that it is the job of the Licensee’s manufacturer to produce production models and meet running hour standards based on Cyclone’s design and specifications. In this process, the engine manufacturer will determine their specific methods of manufacturing, and provide the engine for certifications and life-hour testing and warranties for mass production relative to workmanship (i.e., not Cyclone’s design).

Penalties:
Phoenix will forgo the project delay penalties set forth in the “Timeframe” section of the License Agreement, commencing as of August 1, 2010 until January 1, 2011. The delivery of the two WHE-25 working prototypes engines shall satisfy the time delay from August 1, 2010 until January 1, 2011 penalty provisions under the License; provided however, Cyclone continues to use its best efforts to deliver two Mark V working prototype engines to Phoenix as soon as possible.

The definition of “working prototype engines” with respect to the Mark V models shall be hereinafter defined as:

“A complete working Mark V engine in its final pre-production configuration: The final working prototype engines will be replicated from a test engine that shall have been thoroughly tested by running the test engine at an average of 60 hp for a total of approximately 200 hours on waste motor oil and under the load of the specified electrical motor. Included in the total hours of run time shall be at least two periods in which the successful run time equaled or exceeded eight continuous hours without interruptions. The working prototypes engines shall then be tested for such number of hours to reasonably assure that they meet the same operating and durability standards as the test engine and as provided for in this Agreement. The working prototype Mark V engines will be ready for delivery to a manufacturer for small-scale production. The parties understand that the working prototype engines that Cyclone delivers will be “pre-production”. They will be usable for beta installations, small-scale production and replication, and will be designed with theoretical but untested engineering parameters to ultimately run in the production phase for 5,000 hours, with future model durability goals of up to 20,000 hours; however, Licensee understands that it is the job of the Licensee’s manufacturer to produce production models and meet running hour standards based on Cyclone’s design and specifications. In this process, the engine manufacturer will determine their specific methods of manufacturing, and provide the engine for certifications and life-hour testing and warranties for mass production relative to workmanship.

Royalty:	One time royalty fee per WHE-25 engine will be provided as follows: $100 per WHE-25 Engine sold by Phoenix

Option:	Phoenix will, within 15 days of this Amendment, exercise its option to acquire 2.5% of Cyclone-WHE LLC for $50,000.

Work Order:	Prior to this Amendment, Cyclone and Phoenix has amended their Work Order dated January 12, 2010, to provide for the new roll-out plan of the WHE-25 engine models.

In Witness Whereof, the parties have caused this Amendment #2 to their Systems Application License Agreement to be executed on the dates hereinafter set forth.

Cyclone Power Technologies, Inc.	Phoenix Power Group, Inc.

By: /s/ Frankie Fruge	By: /s/ Thomas Thillen
Frankie Fruge, COO & Director	Thomas V. Thillen, President
Date: 10/18/10	Date: 10/18/10